                                                                   EXHIBIT 3.1.2



                            CERTIFICATE OF AMENDMENT

                                     of the

                          CERTIFICATE OF INCORPORATION

                                       OF

                             PARADIGM GENETICS, INC.




     It is hereby certified that:

FIRST:  The name of the corporation is Paradigm Genetics, Inc. (the
        "Corporation").


SECOND: The Certificate of Incorporation of the Corporation is hereby amended by striking out the paragraph (b) of Section (D)(4) of Article Fourth in its entirety and by substituting in lieu thereof the following:

          "(b) Automatic Conversion. Each share of Series Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such series, immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $6.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate gross proceeds to the Corporation and/or any selling stockholders (before deduction for underwriters' discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which equal or exceed $20,000,000 (a "Qualified Public Offering"). Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such series, immediately upon the consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such series, immediately upon the consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock. Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such series, immediately upon the consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock."

THIRD: The Certificate of Incorporation of the Corporation is hereby amended by striking out the Section (C) of Article Seventh in its entirety and by substituting in lieu thereof the following:

          "C. Following the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $6.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate gross proceeds to the Corporation and/or any selling stockholders (before deduction for underwriters' discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which equal or exceed $20,000,000 (a "Qualified Public Offering"), any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and not by written consent."

     In lieu of a meeting and vote of the stockholders, stockholders representing at least two-thirds of the outstanding shares of the Preferred Stock, voting together as a single class, in accordance with the Certificate of Incorporation and a majority of the shares of Common Stock entitled to vote have consented to said amendments in accordance with the provisions of Section 228(a) and 242 of the General Corporation Law of the State of Delaware, and written notice of the adoption of the amendments has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice, or notice thereof has been waived pursuant to Section 229 of the General Corporation Law of the State of Delaware.

     The aforesaid amendments of the Certificate of Incorporation, as amended, have been duly adopted in accordance with the applicable provisions of Section 242, 141(f) and 228 of the General Corporation Law of the State of Delaware.

                 [Remainder of page intentionally left blank.]

     EXECUTED, effective as of this 24th day of April 2000.


                                    PARADIGM GENETICS, INC.



                                    By: /s/ Henry Nowak
                                       ________________________
                                       Henry Nowak
                                       Secretary








                                      -3-